Exhibit 16.1

January 4, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Innovex Downhole Solutions, Inc. included under the caption “Change in Registrant’s Certifying Accountant” in its Form S-1 filed on January 4, 2024 with the U.S. Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP